Exhibit 99.1

801 E. 86th Avenue Merrillville, IN 46410

FOR IMMEDIATE RELEASE
March 31, 2014

FOR ADDITIONAL INFORMATION

Media	Investors
Mike Banas	Randy Hulen
Communications Manager	Vice President, Investor Relations
(219) 647-5581	(219) 647-5688
mbanas@nisource.com	rghulen@nisource.com

Kettering named CEO of Columbia Pipeline Group
Provides continuity of leadership focus on key growth and system modernization strategies

MERRILLVILLE, Ind. -- NiSource Inc. (NYSE: NI) today announced that Glen L. Kettering has been named executive vice president and group CEO for the company's Columbia Pipeline Group (CPG) business unit, effective April 1, 2014. Kettering, currently NiSource’s Senior Vice President for Corporate Affairs, had also been serving as interim CEO for CPG since December 2013.

“Glen’s extensive leadership experience and deep knowledge of the natural gas pipeline, storage and midstream industry make him an ideal choice to lead our Columbia Pipeline Group business,” NiSource President and CEO Robert C. Skaggs Jr. said. “Our CPG business has a clearly defined plan, strong leadership, skilled teams, and a proven ability to execute. With Glen’s continued guidance, I’m confident that our team at CPG will deliver on our commitments and execute on NiSource's growth strategy."

Skaggs noted that there are no other changes in the CPG leadership team, with strong senior leaders continuing in all key roles.

Kettering has served as senior vice president, Corporate Affairs for NiSource, since 2006, with responsibility for the company's Investor Relations, Corporate Communications and Federal Government Affairs functions. Kettering joined the law department of Columbia Gas Transmission in 1979 and has served in a variety of legal, regulatory, commercial and executive roles, including president of Columbia Gas Transmission and Columbia Gulf Transmission.

In conjunction with today’s announcement, Skaggs also announced that:

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Karl Brack, currently vice president of Communication and Engagement Strategies, is assuming the role of senior vice president, Corporate Affairs, with responsibility for NiSource Corporate Communications, Philanthropy and Federal Government Affairs functions. Brack has been with the NiSource companies since 1987, serving in a variety of communications leadership roles in each of the corporation’s primary business units. Brack will report to Skaggs and serve as a member of NiSource’s Executive Council.

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Randy Hulen, currently managing director of Investor Relations, has been promoted to vice president of Investor Relations, with responsibility for all NiSource investor outreach, communication and engagement activities. Hulen joined NiSource in 1994, and has broad experience in financial planning and analysis at both the corporate and business unit levels. He was named director of Investor Relations in 2003, and managing director in 2010. Hulen will report to Stephen P. Smith, NiSource executive vice president and CFO.

About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available at www.nisource.com. NI-F